Calculation of Filing Fee Tables
S-8
Equinox Gold Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, no par value, issuable pursuant to options granted under the Calibre Long-Term Incentive Plan	Other	2,000,000	$ 6.57	$ 13,140,000.00	0.0001531	$ 2,011.73
Total Offering Amounts:						$ 13,140,000.00		$ 2,011.73
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,011.73
Offering Note
[1]	Note 1(a): Represents Common Shares, no par value (the "Common Shares"), of Equinox Gold Corp. (the "Registrant") issuable pursuant to options under the Calibre Long-Term Incentive Plan registered herein. Note 1(b): Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on the NYSE American on June 13, 2025, which was $6.57 per share. Note 1(c): Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement (the "Registration Statement") also covers an indeterminate number of additional Common Shares of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.